Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Sonic Automotive, Inc.:

We consent to the incorporation by reference in the Registration Statements (Nos. 333-82615, 333-71803, 333-68183, 333-96023, 333-50430, 333-50430-01 through 333-50430-G7, 333-160452, 333-160452-01 through 333-160452-277, 333-161519, 333-161519-01 through 333-161519-277) on Form S-3, (No. 333-77407) on Form S-3MEF, (Nos. 333-51978, 333-165718, 333-165718-01 through 333-165718-277, 333-182307, 333-183709, 333-183709-001 through 333-183709-284, 333-188804, 333-188804-001 through 333-188804-195) on Form S-4 and (Nos. 333-81059, 333-81053, 333-69907, 333-69899, 333-65447, 333-49113, 333-69901, 333-95791, 333-46272, 333-46274, 333-102052, 333-102053, 333-109411, 333-117065, 333-124370, 333-142435, 333-142436, 333-159674, 333-159675, 333-180814, and 333-180815) on Form S-8 of Sonic Automotive, Inc. of our reports dated February 27, 2015, with respect to the consolidated balance sheet of Sonic Automotive, Inc. and subsidiaries as of December 31, 2014, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows, for the year ended December 31, 2014, and the effectiveness of internal control over financial reporting as of December 31, 2014, which reports appear in the December 31, 2014 Annual Report on Form 10‑K of Sonic Automotive, Inc.

Our report refers to a change in Sonic Automotive, Inc.’s method of accounting for presentation of discontinued operations in 2014 due to the adoption of Accounting Standards Update 2014-08.

/s/ KPMG LLP

Charlotte, North Carolina
February 27, 2015